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                                                                    Exhibit 11.0



                           ARTHUR J. GALLAGHER & CO.

       COMPUTATION OF NET EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                                  (UNAUDITED)

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

                                             THREE-MONTH PERIOD ENDED      NINE-MONTH PERIOD ENDED
                                                   SEPTEMBER 30,                SEPTEMBER 30,
                                                1995           1994           1995         1994
                                             ----------      --------      ---------     ---------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

Net earnings applicable to computation        $15,432        $12,827        $27,943       $22,468
                                              =======        =======        =======       =======
Average common shares outstanding              15,472         15,408         15,370        15,536
Dilutive effect of stock options                  978            829            921           797
                                              -------        -------        -------       -------

Weighted average number of common and
common equivalent shares outstanding           16,450         16,237         16,291        16,333
                                              =======        =======        =======       =======
Net earnings per common and common
equivalent share                              $   .94        $   .79        $  1.72       $  1.38

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